Exhibit 99.1

[MEDCATH CORPORATION LOGO]

MEDCATH CONTACTS:
David Crane	James Harris
President/Chief Executive Officer	Chief Financial Officer
(704) 708-6600	(704) 708-6600

MEDCATH CORPORATION REPORTS SECOND QUARTER FINANCIAL RESULTS
Cardiovascular Care Provider Also Announces
Share Repurchase Program, Updated Earnings Guidance

     CHARLOTTE, N.C., May 8, 2003 – MedCath Corporation (Nasdaq: MDTH), a national provider of cardiovascular services, today announced results for its second fiscal quarter, which ended March 31, 2003. In addition, MedCath announced that its board of directors has authorized a $7.5 million share repurchase program.

Second Quarter 2003 Results

     For its fiscal 2003 second quarter, MedCath’s net revenues increased 2.6% to $135.2 million from $131.7 million in the second quarter of fiscal 2002. Net income was $588,000 or $.03 per share in the second quarter of fiscal 2003 compared to net income of $14.0 million, or $.77 per share, in the second quarter of fiscal 2002. For the quarter, MedCath’s EBITDA was $17.9 million versus $33.9 million in the second quarter of fiscal 2002. Income from operations was $7.6 million, compared to $24.6 million for the same period last year. Of note, MedCath’s second quarter of fiscal 2002 financial results were favorably impacted by the settlement of a billing dispute at one of its managed diagnostic centers. This settlement increased second quarter of fiscal 2002 revenue by $9.7 million, income from operations by $9.2 million and net income by $5.9 million.

     Expenses related to projects under development – pre-opening expenses – totaled $2.8 million in the second quarter of fiscal 2003 compared to $1.2 million in the second quarter of fiscal 2002. Measuring our performance without the effect of these development activities, EBITDA before pre-opening expenses was $20.7 million versus $35.1 million in the second quarter of fiscal 2002.

     “Our results this quarter were impacted by lower volumes at two of our hospitals, an unexpected payor mix change and a reduction in reimbursement at a third hospital, and an increase in defibrillator utilization,” said David Crane, MedCath’s President and Chief Executive Officer. “We opened our tenth hospital, Louisiana Heart Hospital, during the quarter and have three other new hospitals in various stages of development. As expected, expenses related to this development activity and hospital start-up negatively affected our second quarter earnings, and will continue to impact earnings this year. Despite the initial negative impact that all new hospitals will have on our operating results, we remain excited about these new markets and the investment we are making in our future.”

     To provide more insight into MedCath’s operating performance during the second quarter of fiscal 2003 versus the second quarter in the prior year, MedCath is providing the following information about several new or unusual events and transactions that occurred during the comparative periods:

•	During the second quarter of fiscal 2002, MedCath received a favorable settlement related to a billing dispute at one of its managed diagnostic centers that contributed $5.9 million to our pre-tax net income. Had this settlement not occurred, MedCath’s second quarter of fiscal 2002 pre-tax earnings per share would have been $.33 per share lower.

•	During the second quarter of fiscal 2002, MedCath accrued nominal income tax expense as it was in a deferred tax asset position, which was completely offset by a valuation allowance. Beginning in the third quarter of fiscal 2002, MedCath began accruing deferred income tax expense as the company utilized its valuation allowance and moved to a deferred tax liability position. Had MedCath not been in a deferred tax asset position in the prior year and had been required to recognize income tax expense, MedCath would have recognized $3.2 million of income tax expense during the second quarter of fiscal 2002, which would have reduced that quarter’s earnings per share by $.18.

•	During the second quarter of fiscal 2003, combined operating losses at Harlingen Medical Center, which was open for the entire quarter, and Louisiana Heart Hospital, which was open for one month in the quarter, negatively impacted earnings per share by $.08.

•	During the second quarter of fiscal 2003, pre-opening expenses increased $1.6 million over the second quarter of fiscal 2002, negatively impacting second quarter 2003’s earnings per share by $.04.

     In addition to these items, MedCath’s second quarter of fiscal 2003 earnings were impacted by the following:

•	A reduction in the amount of Medicare outlier patient revenue in the second quarter of 2003 as compared to the second quarter of 2002. This negatively impacted earnings per share by $.02 per share in the quarter.

•	An increase in medical malpractice insurance costs and other insurance costs that negatively impacted second quarter of 2003 earnings per share by $.05 compared to second quarter of 2002 earnings.

•	Lower than expected patient volume and revenue at MedCath’s Bakersfield Heart Hospital that occurred during the transition period associated with reopening the hospital’s emergency department. Accordingly Bakersfield Heart Hospital’s contribution to MedCath’s net income was $.10 per share less during the second quarter of 2003 when compared to the second quarter of 2002.

Capital Expenditures and Cash Flow

     Capital expenditures for the second quarter of fiscal 2003, including accrued construction and development costs, were $32.0 million compared to $21.4 million for the second quarter of fiscal 2002. Of the $32.0 million in capital expenditures in the second quarter of fiscal 2003, $26.0 million related specifically to MedCath’s development activities, compared to $17.1 million for the second quarter of fiscal 2002. Cash flow from operations for the second quarter, which was impacted in the quarter by the ramp-up of Louisiana Heart Hospital and the continuing ramp up of Harlingen Medical Center, was $14.7 million compared to $23.9 million for the second quarter of fiscal 2002.

Operating Statistics

     Hospital admissions for the second quarter of fiscal 2003 increased 8.1%, adjusted admissions increased 11.0% and hospital division revenue increased 12.0%. Same facility admissions decreased (5.1)% and adjusted admissions declined (3.9)%. Despite the drop in volume, same facility hospital division revenue increased during the quarter, increasing 1.0% over the prior year quarter. Same facility revenues were favorably impacted by an increase in the proportion of cardiovascular procedures during the quarter, which increased to 80.0% from 77.0%.

     As MedCath’s Bakersfield Heart Hospital was in the process of reopening its emergency department during the second quarter of fiscal 2003, management is providing additional operating statistics that exclude Bakersfield Heart Hospital’s operating activities from the same facility operating statistics analysis discussed above. Based on this comparison, admissions were down a nominal (0.5)% and adjusted admissions increased 0.9%.

     Despite MedCath’s primary focus on cardiovascular care, MedCath’s hospitals treat patients suffering from non-cardiovascular conditions as well. During the quarter, MedCath’s same facility hospitals, excluding Bakersfield Heart Hospital, treated and admitted fewer patients for flu and pulmonary disorders during the second quarter of 2003 versus the second quarter of 2002. Management attributes this to a weak flu season in many parts of the western United States where MedCath owns and operates hospitals. Excluding this patient category from the previous year’s results, admissions grew 1.3% during the second quarter of fiscal 2003.

Repurchase Program

     MedCath also announced that its Board of Directors has approved a share repurchase plan, authorizing the company to buy back up to $7.5 million of its common stock. Under the program authorized by the board, shares could be repurchased from time to time at various prices in the open market or through private transactions in compliance with the SEC’s rule 10b-18, subject to applicable legal requirements. The purchase of shares will be dependent on management’s assessment of market conditions and may be commenced or suspended at any time without prior notice. If the entire amount authorized for the share repurchase program were to be used to repurchase shares at the closing price of MedCath’s common stock on May 6, 2003, MedCath would repurchase approximately 1,650,000 shares, or approximately 9.1% of the total number of shares outstanding.

Results of Goodwill Analysis

     During the second quarter of fiscal 2003, MedCath engaged an independent valuation firm to provide an analysis of MedCath’s Hospital and Diagnostic Divisions’ fair values. This analysis, which was completed in accordance with guidelines established by Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangibles, concluded that an impairment charge for goodwill was not required. Management will provide additional information relating to the goodwill analysis and resulting conclusion that an impairment charge was not necessary during its earning conference call that will be held at 11:00 AM ET, on Thursday May 8th, 2003. Details regarding how to access MedCath’s earnings conference call via webcast are included at the end of this earnings release.

Use of Non-GAAP Financial Measures

     This release contains financial measures of MedCath’s historical and future financial performance that are not calculated and presented in conformity with generally accepted accounting principles (“GAAP”), including EBITDA and EBITDA before pre-opening expenses. EBITDA represents MedCath’s income from operations before depreciation; amortization; and gain or loss on property, equipment and assets. EBITDA before pre-opening expenses represents EBITDA, as defined above, adjusted to exclude costs incurred during development and prior to the opening of a facility (pre-opening expenses). MedCath’s management uses EBITDA and EBITDA before pre-opening expenses to gauge the performance of the company’s various operating entities, to compare actual results to historical and budgeted results, and to make capital resource allocation decisions. Management provides EBITDA to investors to assist them in performing their analysis of MedCath’s historical operating results. Further, management believes that many investors in MedCath also invest in, or have knowledge of, other healthcare companies that use EBITDA as a financial performance measure. Because EBITDA is a non-GAAP measure, EBITDA, as defined above, and EBITDA before pre-opening expenses, as defined above, may not be comparable to other similarly titled measures of other companies. MedCath’s management provides EBITDA before pre-opening expenses to investors to provide a financial measure of MedCath’s operations that excludes the effect of hospitals under development during the reporting period. MedCath has included a schedule with the financial statements that accompany this press release that reconciles EBITDA and EBITDA before pre-opening expenses to MedCath’s income from operations, which management believes is the most directly comparable GAAP financial measure to both EBITDA and EBITDA before pre-opening expenses.

Revised Guidance for fiscal 2003

     MedCath is also providing updated guidance for its fiscal 2003, which will end September 30, 2003. This guidance is based on management’s assumption of specific operating conditions for the remainder of the year, and is subject to variability of those assumptions. Based on management’s outlook for the remainder of the year, MedCath’s operating results are expected to include:

• Revenue of between $527 million and $532 million.

• Income from operations of between $23.0 million and $25.5 million.

• EBITDA before pre-opening expenses of between $77.5 million and $80.0 million.

• Pre-opening expenses of $11.5 million

• EBITDA to range between $66.0 million and $68.5 million.

• Net loss to range between ($300,000) and ($2.0) million.

• EPS to be between a loss of ($.02) and a loss of ($.11).

     “Fiscal 2003 has presented us with several challenges,” Crane said. “Despite these challenges, we believe that our leadership position as either the number one or number two provider of cardiovascular care in each of our markets, coupled with the growth that will occur from our new and development hospitals, provides us with excellent long-term growth opportunities.”

     Additional information about MedCath’s quarterly results will be available later today during a 11:00 a.m. EST conference call. In the United States, you may participate by dialing (800) 540-0559. International callers should dial (785) 832-1077. The conference ID for both domestic and international callers is MedCath. A live webcast will also be available on the company’s web site, www.medcath.com. This information will be available on the web site immediately following our earnings conference call on May 8, 2003 for 30 days. A recorded replay of the call will be available until 5:00 p.m. EST, May 15, 2003. To access the replay, domestic callers should dial (800) 374-0934 and international callers should dial (402) 220-0680. This press release and the accompanying financial information, including the reconciliation of non-GAAP financial measures, can be found on MedCath’s website at www.medcath.com, in the Investor Relations section, under News.

     MedCath Corporation, headquartered in Charlotte, N.C., develops, owns and operates hospitals in partnership with cardiologists, cardiovascular surgeons and other physicians. While each of its hospitals is licensed as a general acute care hospital, MedCath focuses on serving the unique needs of patients suffering from cardiovascular disease. Together with its physician partners who own equity interests in them, MedCath owns and operates ten hospitals with a total of 635 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, Ohio, South Dakota and Texas. Also under development are MedCath’s eleventh, twelfth and thirteenth hospitals, located in: San Antonio, Texas; Milwaukee, Wisconsin; and Lafayette, Louisiana, respectively. In addition to its hospitals, MedCath provides cardiovascular care services in diagnostic and therapeutic facilities located in several states and through mobile cardiac catheterization laboratories. MedCath also provides consulting and management services tailored to cardiologists and cardiovascular surgeons.

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     Parts of this announcement contain forward-looking statements that involve risks and uncertainties. Although our management believes that these forward-looking statements are based on reasonable assumptions, these assumptions are inherently subject to significant economic, regulatory and competitive uncertainties and contingencies that are difficult or impossible to predict accurately and are beyond our control. Actual results could differ materially from those projected in these forward-looking statements. We do not assume any obligation to update these statements in a news release or otherwise should material facts or circumstances change in ways that would affect their accuracy.

     These various risks and uncertainties are described in detail in Exhibit 99 — Risk Factors — to our most recent Annual Report to the Securities and Exchange Commission on Form 10-K. A copy of this annual report, including exhibits, is available on the Internet site of the Commission at http://www.sec.gov. These risks and uncertainties include, among others, possible reductions or changes in reimbursement from government or third-party payors that would decrease our revenue, delays in completing construction or delays in or failure to receive required regulatory approvals for new heart hospitals, greater than anticipated losses at new heart hospitals during the ramp-up period, a negative finding by a regulatory organization with oversight of one of our heart hospitals, or material changes in the anti-kickback, physician self-referral or other fraud and abuse laws.